As filed with the Securities and Exchange Commission on March 21, 2018

Registration No. 333-205230

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BILL BARRETT CORPORATION

(and the subsidiary identified below in the Table of Subsidiary Guarantor Registrants)

(Exact name of registrant as specified in its charter)

Delaware	80-0000545
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1099 18th Street, Suite 2300

Denver, CO 80202

303-293-9100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kenneth A. Wonstolen

Senior Vice President-General Counsel; Secretary

Bill Barrett Corporation

1099 18th Street, Suite 2300

Denver, CO 80202

303-293-9100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John A. Elofson, Esq.

Davis Graham & Stubbs LLP

1550 Seventeenth Street, Suite 500

Denver, Colorado 80202

(303) 892-9400

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period to comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

TABLE OF SUBSIDIARY GUARANTOR REGISTRANTS

Exact Name of Additional Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number
Circle B Land Company LLC	Colorado	20-3821675

EXPLANATORY NOTE

Deregistration of Securities

Bill Barrett Corporation (the “Company”) is filing this Post-Effective Amendment No. 1 to deregister all unsold securities registered for issuance under the Registration Statement on Form S-3, File No. 333-205230, which was filed with the Securities and Exchange Commission on June 25, 2015 (the “Registration Statement”).

On December 4, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Fifth Creek Energy Operating Company, LLC, a Delaware limited liability company (“Fifth Creek”), HighPoint Resources Corporation, f/k/a Red Rider Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“HighPoint”), Rio Merger Sub, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of HighPoint (“Rio Grande Merger Sub”), Rider Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of HighPoint (“Parent Merger Sub”), for certain limited purposes set forth in the Merger Agreement, Fifth Creek Energy Company, LLC, a Delaware limited liability company, and for certain limited purposes set forth in the Merger Agreement, NGP Natural Resources XI, L.P., a Delaware limited partnership.

On March 19, 2018, pursuant to the Merger Agreement, Parent Merger Sub merged with and into the Company, with the Company surviving the merger, and Rio Grande Merger Sub merged with and into Fifth Creek, with Fifth Creek surviving the merger (collectively, the “Merger”). As a result, the Company and Fifth Creek became direct wholly owned subsidiaries of HighPoint.

In connection with the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 21, 2018.

BILL BARRETT CORPORATION

By:	/s/ Kenneth A. Wonstolen
Kenneth A. Wonstolen
Senior Vice President – General Counsel; Secretary

No other person is required to sign this Post-Effective Amendment on behalf of Bill Barrett Corporation in reliance upon Rule 478 under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the co-registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on March 21, 2018.

CIRCLE B LAND COMPANY LLC

By:	/s/ Kenneth A. Wonstolen
Kenneth A. Wonstolen
Senior Vice President—General Counsel, Secretary and Manager

No other person is required to sign this Post-Effective Amendment on behalf of Circle B Land Company LLC in reliance upon Rule 478 under the Securities Act of 1933, as amended.